Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – April 14, 2004

DATALINK CORPORATION REPORTS 2004 FIRST-QUARTER OPERATING RESULTS

Backlog of customer orders increases for second quarter

Live Webcast of Conference Call at 9:30 AM Central Time today, April 14, 2004

MINNEAPOLIS – April 14, 2004 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended March 31, 2004, were $20.2 million compared to $23.7 million in the prior year.  The Company reported a net loss of $1.8 million, or $.18 per diluted share compared to a net loss of $860,000, or $.08 per diluted share in the year ago first quarter.

Greg Meland, Datalink’s CEO, commented, “We have implemented the changes from our restructuring initiatives in 2003. We are seeing positive momentum in our business and have contractual orders from customers totaling nearly $13 million in revenues for the second quarter. This is a significant improvement over the same time period in the first quarter.

“The level of the operating loss for the quarter was approximately what we had expected. Our revenues declined sequentially from our calendar fourth quarter by approximately 4%. As is typical in much of the storage industry, we experienced customer spending declines from the last quarter of the calendar year to the first quarter. Also, our expenses increased in the first quarter reflecting seasonal increases for public reporting costs and payroll taxes.”

Net losses do not include any tax benefit of the operating loss. Beginning in 2003, Datalink ceased recording tax benefit on operating losses. The tax benefit of the company’s operating losses may be realized in the future when Datalink has taxable income.

Meland noted that Datalink’s first-quarter highlights include:

•                  A $675,000 professional services engagement to provide networked storage consulting and design work for a new Fortune 500 telecommunications customer.

•                  $1.1 million in revenues from a large financial services customer in conjunction with a high availability/dual data center project.

Meland concluded, “Datalink remains a national leader in delivering data storage solutions. We are seeing a gradual strengthening in customer demand for networked storage solutions from our customers, and we are encouraged by the business we are carrying into our second quarter. It has been a difficult operating environment. However, we believe our strategy to maintain and grow our technical and customer support capabilities has further strengthened Datalink in the marketplace.”

Outlook:

For the second quarter ending June 30, 2004, Datalink expects revenues to range from $21 to $25 million, with a net loss of $.06 to $.14 per diluted share. The net loss guidance does not include operating tax benefit.

Webcast

A live Webcast of the Datalink conference call to discuss operating results is scheduled for today, April 14, 2004 at 9:30 a.m. Central Time and can be heard via Datalink’s Website, www.datalink.com.

Datalink Corporation is an information storage architect. The Company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated second quarter 2004 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. The Company also cannot assure that its recent cost reduction initiatives and management changes will lead to profitability. Further, the Company’s revenues for any particular quarter are not necessarily reflected by the Company’s backlog of contracted orders.

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Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869

e-mail: einvestor@datalink.com
web site: www.datalink.com